CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Intersections Inc. and management’s report on the effectiveness of internal control over financial reporting dated March 14, 2006, appearing in the Annual Report on Form 10-K of Intersections Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

McLean, Virginia
April 17, 2006